Exhibit 99.(4)(f)

Pacific Life Insurance Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448 www.PacificLife.com]

RETURN OF PURCHASE PAYMENTS DEATH BENEFIT RIDER

Pacific Life Insurance Company, a stock company, has issued this Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

The provisions in this Rider replace the Death Benefit and Death Benefit Amount provisions in your contract. The annual charge for expenses related to this Rider is shown in the Rider Specifications. This charge will be assessed daily against assets held in your Variable Investment Option[(s)] and is guaranteed not to increase for the life of the Contract. The annual charge will terminate when the Rider terminates.

RIDER SPECIFICATIONS

Rider Effective Date: The Contract Date as shown in the Contract Specifications

Minimum Issue Age: [45]

Maximum Issue Age: [80]

Annual Charge Percentage: [0.15%]

DEFINITION OF TERMS

Total Adjusted Purchase Payments – The sum of all Purchase Payments made to the Contract, reduced by a Pro-Rata Reduction for each prior withdrawal.

Pro-Rata Reduction – The reduction percentage that is calculated at the time of a withdrawal by dividing the amount of each withdrawal (including any applicable taxes or Withdrawal Charges) by the Contract Value immediately prior to the withdrawal.

Add-In Amount – The amount added by us, if applicable, to the Contract Value on the Notice Date to set the Contract Value equal to the death benefit proceeds that would have been payable to the spouse as the deemed designated recipient of the death benefit.

RIDER PROVISIONS

General – This Rider must be added on the Contract Date and will remain in effect until the earlier of:

(a)         a full withdrawal of the amount available under the Contract;

(b)        when death benefit proceeds become payable, unless the spouse of the deceased Owner continues the Contract in accordance with the Death of Owner Distribution Rules provision;

(c)         any termination of the Contract in accordance with the provisions; or

(d)        the Annuity Date.

The Age of each Owner and Annuitant must be more than or equal to the Minimum Issue Age and less than or equal to the Maximum Issue Age shown in the Rider Specifications on the Contract Date.

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Death Benefit – A death benefit will be payable when the first Annuitant dies, before the Annuity Date and while this Contract is active.

The proceeds of any death benefit will be payable once we receive proof of death and payment instructions (the “Notice Date”). Such proceeds will equal the Death Benefit Amount reduced by any charges for premium taxes and/or other taxes, if proceeds are used to purchase an Annuity Option from us.

These proceeds may be payable in a lump sum, as periodic payments under an Annuity Option available, or in accordance with the Code (see Death of Owner Distribution Rules Before the Annuity Date provision of the Contract).

If there are multiple Beneficiaries, the Death Benefit Amount will be calculated when we first receive proof of death and instructions from any Beneficiary. Any Death Benefit Amount remaining to be paid to any other Beneficiary will fluctuate with the performance of the underlying Investment Option[s].

Death Benefit Amount – The Death Benefit Amount as of any Business Day prior to the Annuity Date is equal to the greater of:

a)             the Contract Value as of the Notice Date; or

b)            Total Adjusted Purchase Payments as of the Notice Date.

We will provide you with an annual statement that lists the current death benefit amount.

If the death of the first Owner occurs prior to the death of the first Annuitant and while this contract is active, the death benefit amount will be the Contract Value as of the Notice Date.

On the Notice Date, if the surviving spouse is deemed to have continued the Contract, we will set the Contract Value equal to the death benefit proceeds that would have been payable to the spouse as the deemed Beneficiary/designated recipient of the death benefit. The amount that the Death Benefit Amount exceeds the Contract Value will be added to the Contract Value in the form of the Add-In Amount on the Notice Date. The Add-In Amount will be [allocated among Investment Options in accordance with the current allocation instructions for the Contract and will be] considered earnings. There will not be an adjustment to the Contract Value if it is equal to the death benefit proceeds as of the Notice Date.

All other terms and conditions of your Contract remain unchanged.

PACIFIC LIFE INSURANCE COMPANY

[

President and Chief Executive Officer	Secretary ]

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